Exhibit (a)(5)(ii)

February 25, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the text related to the change in independent registered public accounting firm contained within the “Change in Independent Auditor” section of XAI Madison Equity Premium Income Fund’s Form N-CSR for the year ended December 31, 2024, and we agree with the statements made therein.

Yours Truly,